Exhibit 99(j)

Anchin, Block & Anchin LLP
Accountants & Advisors
1375 Broadway New York, NY 10018
212 840-3456
www.anchin.com

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting part of The Lazard Funds, Inc. Post-Effective Amendment No. 81 to Registration Statement on Form N-1A of our report dated March 1, 2013 relating to the financial statements and financial highlights of The Lazard Funds, Inc.

We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

November 21, 2013